Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of the Hawaiian
Tax-Free Trust (the 'Trust') was held on September 19,
2006. The holders of shares representing 74% of the 2007. total net asset value of the shares entitled to 2008. vote were present in person or by proxy. At the 2009. meeting, the following matters were voted upon 2010. and approved by the shareholders (the resulting
2011. votes are presented below).

1. To elect Trustees.

Dollar Amount of  Votes:

	Trustee		For				Withheld

Thomas W. Courtney	$511,576,413		$2,956,509
Diana P. Herrmann		$519,622,096		$2,849,813
Stanley W. Hong		$519,252,177		$3,219,721
Theodore T. Mason		$519,074,580		$3,397,328
Russell K. Okata		$517,267,809		$5,204,088
Douglas Philpotts		$518,473,532		$3,998,377
Oswald K. Stender		$516,605,585		$5,866,323



2. To ratify the selection of Tait, Weller & Baker LLP as the Trust's independent registered public accounting firm.

Dollar Amount of  Votes:

	For			Against		Abstain

	$516,045,615		$827,175		$5,599,117